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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-A/A
                                AMENDMENT NO. 1


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                USA TRUCK, INC.
             (Exact name of registrant as specified in its charter)


              DELAWARE                                    71-0556971
      (State of incorporation                          (I.R.S. Employer
        or organization)                             Identification No.)


      3108 INDUSTRIAL PARK ROAD                             72956
         VAN BUREN, ARKANSAS                             (Zip Code)
(Address of principal executive offices)


       Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE

          If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

          If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

       Securities to be registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                                (Title of class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The securities to be registered hereunder are shares of the Registrant's Common Stock, par value $.01 per share ("Common Stock"). The Registrant's authorized capital stock consists of 16,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record by them on all matters to be voted upon by stockholders.
Subject to any prior rights of holders of Preferred Stock, the holders of Common Stock are entitled to dividends and other distributions as and when declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Registrant, the holder of each share of Common Stock would be entitled to share pro rata in the distribution of the Registrant's assets available therefor, after payment of all debts and other liabilities. The holders of Common Stock are not entitled to preemptive rights to purchase Common Stock of the Registrant. Shares of Common Stock of the Registrant are not subject to any redemption provisions and are not convertible into any other security or property of the Registrant. Holders of Common Stock do not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of directors can elect all of the directors then being elected. The current officers and directors of the Registrant as a group have sufficient voting power to elect all directors. No share of Common Stock is subject to any further call or assessment. The outstanding shares of Common Stock are fully paid and nonassessable.

         The Common Stock is currently listed on the Nasdaq National Market System.

         The transfer agent and registrar for the Common Stock is Reliance Trust Company of Atlanta, Georgia.

OTHER SECURITIES

         The Board of Directors has the authority, without further stockholder approval, to issue shares of Preferred Stock in one or more series and to determine the dividend rights, dividend rates, any conversion rights or rights of exchange, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and any other rights, preferences, privileges and restrictions of any series of Preferred Stock, and the number of shares constituting such series and the designation thereof.

         The issuance of Preferred Stock could adversely affect the voting power of holders of shares of Common Stock and have the effect of delaying, deferring or preventing a change in control of the Registrant, make removal of the present management of the Registrant more difficult or result in restrictions upon the payment of dividends and other distributions to the holders of Common Stock.

BUSINESS COMBINATIONS; CERTAIN CHARTER AND BYLAW PROVISIONS

         Section 203 of the Delaware General Corporation Law (the "Delaware Law") prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder, unless upon consummation of such transaction the interested stockholder owned 85% of the voting stock of the corporation outstanding when the transaction commenced or unless the business combination is, or the transaction in which such person became an interested stockholder was, approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock. Section 203 could provide a barrier to hostile or unwanted takeover attempts.

         The Registrant's Restated and Amended Certificate of Incorporation (the "Charter") and Bylaws contain provisions dividing the Board of Directors into three classes; prohibiting stockholder action by written consent of less than two-thirds of the stockholders; limiting the right to call stockholder meetings to the Chairman of the Board, the





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President or the Board of Directors; requiring advance notice for submission of stockholder proposals or nominees to be voted on at stockholder meetings; prohibiting the stockholders from removing directors from office except for cause and reserving to the directors the exclusive right to change the number of directors or to fill vacancies on the Board; requiring the concurrence of three-fourths of the current directors to increase the number of directors on the Board; and requiring a vote of stockholders owning two-thirds of the outstanding shares to amend certain provisions of the Charter and Bylaws or to approve a merger, consolidation or dissolution of the Registrant or the disposition of substantially all the assets of the Registrant. The Charter also grants authority to the Board of Directors to amend the Bylaws.

         The purpose and intended effect of the above-described provisions in the Registrant's Charter and Bylaws are to enhance the continuity and stability of the Registrant's management by making it more difficult for stockholders to remove or change the incumbent members of the Board of Directors. If the share holdings of the current officers and directors of the Registrant were decreased in the future, such provisions could also render the Registrant more difficult to be acquired pursuant to an unfriendly acquisition by an outsider by making it more difficult for such person to obtain control of the Registrant without the approval of the Board of Directors.


ITEM 2.  EXHIBITS

         The following documents are filed as exhibits hereto:

  EXHIBIT
   NUMBER                                                 EXHIBIT
   ------                                                 -------
     1           Specimen certificate evidencing shares of the Common Stock, par value $.01 per share, of the
                 Registrant (incorporated by reference to Exhibit 1 to the Company's Registration Statement on
                 Form 8-A, Commission File No. 0-19858, filed with the Securities and Exchange Commission on
                 February 13, 1992).

     2           Restated and Amended Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A, Commission File No. 0-19858,
                 filed with the Securities and Exchange Commission on February 13, 1992).

     3           Bylaws of the Registrant as currently in effect (incorporated by reference to Exhibit 3 to the
                 Company's Registration Statement on Form 8-A, Commission File No. 0-19858, filed with the
                 Securities and Exchange Commission on February 13, 1992).

     4           Certificate of Amendment to Certificate of Incorporation of the Registrant filed March 17, 1992
                 (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registrant's Registration
                 Statement on Form S-1, Registration No. 33-45682, filed with the Securities and Exchange
                 Commission on March 19, 1992).

     5           Certificate of Amendment to Certificate of Incorporation of the Registrant filed April 29,
                 1993.

     6           Certificate of Amendment to Certificate of Incorporation of the Registrant filed May 13, 1994.





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                                   SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  June 2, 1997                          USA TRUCK, INC.



                                             By:  /s/ Robert M. Powell
                                                  ---------------------------
                                                  Robert M. Powell, President





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                               INDEX TO EXHIBITS



EXHIBIT
NUMBER                                                   EXHIBIT
   1             Specimen certificate evidencing shares of the Common Stock, par value $.01 per share, of the Registrant
                 (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, Commission File
                 No. 0-19858, filed with the Securities and Exchange Commission on February 13, 1992).

   2             Restated and Amended Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 2 to the
                 Company's Registration Statement on Form 8-A, Commission File No. 0-19858, filed with the Securities and Exchange
                 Commission on February 13, 1992).

   3             Bylaws of the Registrant as currently in effect (incorporated by reference to Exhibit 3 to the Company's
                 Registration Statement on Form 8-A, Commission File No. 0-19858, filed with the Securities and Exchange Commission on February 13, 1992).

   4             Certificate of Amendment to Certificate of Incorporation of the Registrant filed March 17, 1992 (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registrant's Registration Statement on Form S-1, Registration
                 No. 33-45682, filed with the Securities and Exchange Commission on March 19, 1992).

   5             Certificate of Amendment to Certificate of Incorporation of the Registrant filed April 29, 1993.

   6             Certificate of Amendment to Certificate of Incorporation of the Registrant filed May 13, 1994.




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